Global Axcess Corp Announces $5.0 Million Refinancing Deal with SunTrust Bank

JACKSONVILLE, FL, MARCH 30, 2009 /PRNewswire-FirstCall/ - Global Axcess Corp (OTCBB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced that on March 27, 2009 it entered into and closed financing pursuant to a Credit and Security Agreement (the
“Loan”) with SunTrust Bank (“SunTrust”).  The Loan extends $5,000,000 of credit to the Company.  The Company will repay the Loan over 42 months, beginning April 30, 2009, with 41 equal monthly principal payments plus accrued interest.  The interest rate of the Loan is fixed at an interest rate of 6.99%.

Previously, on March 23, 2009, the Company announced it had entered into a settlement agreement, effective as of March 17, 2009 (the "Settlement Agreement"), with CAMOFI Master LDC (“CAMOFI”)  which resolves the lawsuit initially filed by CAMOFI in October 2007.  The Company used the proceeds of the Loan to pay $3,500,000 to CAMOFI as payment in full pursuant to the Settlement Agreement and to satisfy the Company’s outstanding principal balance of $1,500,000 under a loan agreement with Wachovia Bank (‘Wachovia”).

As a result of the closing of the Loan and the payoffs of CAMOFI and Wachovia, the Company expects to record a one-time non-cash expense of approximately $400,000 during the first quarter of 2009.  Approximately $250,000 of this non-cash charge is for the early extinguishment of the CAMOFI debt which would have otherwise been expensed at approximately $39,000 per quarter through the maturity date of the note in October 2010, approximately $70,000 of the non-cash charge relates to the expense for the warrant repricing pursuant to the Settlement Agreement and approximately $80,000 of the non-cash charge relates to the expense acceleration of prepaid loan fees in connection with the notes from CAMOFI and Wachovia which would have otherwise been expensed at approximately $13,000 per quarter through the maturity dates of the notes.

While the Company expects to record the one-time non-cash expense in the first quarter of 2009, it also expects savings of approximately $230,000 for the remaining nine months of 2009.  These savings relate to the $39,000 and $13,000 quarterly savings mentioned above as well as interest savings due to the lower interest rate of the Loan.  In addition, even after the one-time non-cash expenses, the Company still expects to report a profitable first quarter for 2009.

Mr. Joe Loughry, Chairman of the Board of the Company, stated, “Without question, the financing by SunTrust evidences the last of multiple significant legal overhangs on the Company which have dramatically hindered its ability to explore growth financing via normal debt or equity markets over the last two and one-half years. The Global Axcess team has done an extraordinary job of improving the internal cost structure and quality of operations under difficult circumstances. With the burden of shareholder and debt holder litigation now off the Company, I fully anticipate the same energy and focus that have lead to the financial  turnaround of the Company will now be 100% directed at driving future growth.”

Mr. George McQuain, Chief Executive Officer of the Company, stated, “This credit facility from SunTrust allowed us to consummate the CAMOFI settlement and will allow us to focus 100% of our efforts on profitably growing the business. We are particularly excited to have SunTrust as a new business partner as we move forward. Since launching our turnaround two and one-half years ago, we have built a strong company that in many ways is the leader in our industry. This loan from SunTrust will enable us to make progress on a number of fronts.”

Mr. McQuain added, “We have worked to avoid one-time charges against our earnings but we believe that incurring this one-time charge in exchange for what could have been a significant future equity dilution is in the best interests of our shareholders.  I am confident the shareholders will agree that this is a positive move for the Company.”

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns, operates or manages over 4,200 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

    Investor Relations Contact:
    Sharon Jackson, 904-395-1149
    Sharon.Jackson@GLXS.biz

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective.  Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers.   Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.  The Company undertakes no obligation to update any forward-looking statements.